Exhibit 10.8

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the schedules hereto, this “Agreement”), dated as of September 26, 2022 (“Effective Date”), by and between Harley-Davidson, Inc., a Wisconsin corporation (“Provider”), and LiveWire EV LLC, a Delaware limited liability company (“Recipient”). Each of Recipient and Provider is referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Provider, acting together with its subsidiaries, currently conducts the Harley Business and the LiveWire Business;

WHEREAS, Provider and Recipient have entered into that certain Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the Separation will be consummated; and

WHEREAS, following the Separation, the Parties have agreed that Provider, either through itself or through its Subsidiaries, will provide to Recipient and its Subsidiaries certain services on a transitional basis to allow Recipient the time to develop the capability to perform such services for itself or to outsource such services to a third-party service provider.

NOW, THEREFORE, in consideration of entering into the Separation Agreement, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meaning set forth in the body of this Agreement or as set forth below in this Section 1.1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation Agreement.

“Confidential Information” means all (i) non-public information and material of or held by a Party that the other Party obtains knowledge of or access to in connection with this Agreement; (ii) non-public Intellectual Property Rights of a Party; and (iii) non-public business and financial information of a Party, including but not limited to pricing, business plans, forecasts, revenues, expenses, earnings projections and sales data; provided, however, “Confidential Information” does not include information that: (a) is or becomes public knowledge without any action by, or involvement of, the receiving Party or its Affiliates or contractors; (b) is independently developed by a Party without reference or access to the Confidential Information of the other Party and is so documented; or (c) is obtained by a Party without restrictions on use or disclosure from a third party who did not receive it, directly or indirectly, from the other Party; provided that the exceptions set forth in clauses (b) and (c) above shall not apply with respect to Confidential Information of Recipient, to the extent the applicability of either exception is due to Provider owning and or operating the LiveWire Business prior to the Separation.

“Stranded Costs” means any direct out-of-pocket costs and expenses resulting from pre-existing obligations to third parties as a result of early termination of a Service by Recipient, to the extent that such costs or expenses (x) relate to the period between the effective date of an early termination of a Service and the date on which such Service had originally been scheduled to terminate, including all pre-existing payment obligations that relate to such period that cannot be terminated, and/or (y) relate to any penalties, fees or other costs or expenses paid to third parties which would not have been incurred but for the early termination or partial termination of such Service by Recipient.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into by and among HD and LiveWire Group, Inc. (formerly known as LW EV Holdings, Inc.) and any other parties thereto (as amended, modified or restated from time to time).

ARTICLE 2

SERVICES

2.1 Provision of Services / Service Standards.

(a) Services. Subject to the terms and conditions of this Agreement, Provider agrees to provide, or cause to be provided through one or more of its Affiliates, the services described on Schedule A (each a “Service,” and collectively the “Services”) solely for purposes of the continued operation of the LiveWire Business by Recipient in the ordinary course, consistent with how such business was operated prior to the Effective Date. For the avoidance of doubt, any tasks necessary to accomplish the Services, even if such tasks are not expressly set forth in Schedule A, shall be deemed to be part of the “Services” to be performed by Provider pursuant to this Agreement, provided that such tasks are an inherent part of the Services described on Schedule A.

(b) Subcontractors. Provider may use subcontractors to perform all or any part of a Service hereunder, subject to Recipient’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Recipient’s consent is not required for any subcontractor who (i) is an Affiliate of Provider, (ii) was used by Provider to provide the same or similar services prior to the Effective Date, or (iii) is engaged to provide the same or similar services to both Provider (or any of its Affiliates) and Recipient. Provider will remain fully responsible for the provision of the subcontracted Services in accordance with the terms of this Agreement.

(c) Excluded Services. Notwithstanding anything to the contrary in this Agreement, in no event shall Provider be required to provide any of the services listed on Schedule B (the “Excluded Services”).

(d) Project Managers. Each Party will appoint a project manager, who shall be responsible for all day-to-day matters arising hereunder, and who shall be the primary contact for the other Party for any issues arising hereunder (each a “Project Manager”). The Project Managers shall meet (in person or by telephone) at the request of either Project Manager, in order to ensure the provision of the Services in accordance with the terms hereof, as well as the orderly transition of those Services at the end of the applicable Service Term. Provider’s initial Project Manager shall be Matt Keller (matt.keller@harley-davidson.com) and Recipient’s initial Project Manager shall be Jill Cirillo (jill.cirillo@harley-davidson.com); each Party may change its designated Project Manager upon notice to the other Party’s Project Manager.

(e) Required Consents. Provider shall use commercially reasonable efforts to obtain any third-party consents, approvals or amendments to Provider’s existing third-party agreements that are necessary to allow Provider to provide the Services to Recipient (the “Consents”). Recipient shall pay, or, at Provider’s request, reimburse Provider for, the cost of obtaining the Consents and any fees or charges associated with the Consents, including, but not limited to, any additional license, sublicense, access or transfer fees. Recipient acknowledges that there can be no assurance that Provider will be able to obtain the Consents. In the event that any Consents are not obtained, upon Recipient’s request, each of Provider and Recipient will work together in good faith to identify, and if commercially feasible, implement a work-around or other alternative arrangement for any affected Service(s), provided that (i) Recipient shall be responsible for all fees and costs associated with any such work-around or alternative arrangement, and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the Service Standards, and Provider shall not be liable for any breach of the Service Standards to the extent that it results from the adoption of any such work-around or alternative arrangement. If no commercially feasible alternative for a Service is available or capable of being reasonably implemented, Provider shall be relieved of its obligations to provide such Service.

(f) Cutover. Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third-party service providers of the provision of each of the Services provided to it hereunder (the “Cutover”), and within thirty (30) days following the Effective Date, Recipient shall prepare a plan to effectuate such transition with sufficient lead time in order to achieve a timely Cutover (“Cutover Plan”). At Recipient’s request, Provider will reasonably assist Recipient with the initial development of the Cutover Plan, and will provide Recipient with all information reasonably requested by it in connection with the development and implementation of the Cutover Plan. The Cutover Plan shall, among other things, include the following: (i) the phases of migration of the Services from Provider to Recipient (or third-party providers); (ii) milestones, (iii) expected involvement of Provider, and (iv) contingencies. The Cutover Plan shall be subject to Provider’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Once the Cutover Plan has been mutually agreed, Recipient shall use commercially reasonable efforts to implement the Cutover Plan in accordance within the timelines therein. Provider shall reasonably cooperate and use commercially reasonable efforts to cause its third-party vendors to reasonably cooperate, at Recipient’s expense, in a timely implementation of the Cutover Plan; provided, however, Recipient shall only be required to reimburse Provider for out-of-pocket costs that Provider incurs in connection with the separation, extraction, and migration of Recipient data.

2.2 Omitted Services, Additional Services and Service Modifications.

(a) Changes. During the Term, the Parties may, in accordance with the procedures specified in this Section 2.2: (i) amend this Agreement to cover services that had been provided by Provider to Recipient in the one (1) year period prior to the Closing, but were omitted from Schedule A and that are not included in the Excluded Services (“Omitted Services”), (ii) amend this Agreement to cover additional services, other than Omitted Services (“Additional Services”), or (iii) amend the terms and conditions relating to the performance of a previously agreed-upon Service in order to reflect, among other things, new procedures or processes for providing such Service (a “Service Modification”); provided, however, notwithstanding anything to the contrary herein, in no event shall Provider be required to provide any Excluded Services.

(b) Omitted Services. In the event that Recipient identifies any Omitted Service that it wishes to have provided hereunder, it shall provide notice to Provider’s Project Manager, and the Project Managers will meet in person or by telephone no later than five (5) Business Days after delivery of the notice to confirm the scope of such Omitted Service, the term for which such Service will be provided, and the applicable Fees. The Parties shall then promptly, and in no event later than five (5) Business Days after the relevant meeting specified in the preceding sentence, negotiate in good faith the scope and duration thereof and the Service Fee therefor (which fees the Parties agree shall be calculated consistent with the same criteria used for determining the fees for the other Services and the historical fees charged or allocated to the LiveWire Business for such service) and amend Schedule A in accordance with Section 12.2 to include a description of the Omitted Service, the term for which such Service will be provided, and the applicable Fees. Such Omitted Service will thereafter be considered a Service hereunder.

(c) Service Modifications. In the event that either of the Parties desires a Service Modification or in the event that the Recipient desires to receive an Additional Service, the Party requesting the Service Modification or Additional Service will deliver a written description of the proposed Service Modification or Additional Service (a “Change Request”) to the other Party as follows: (i) in the case of a Change Request by Provider, to Recipient’s Project Manager; and (ii) in the case of a Change Request by Recipient, to Provider’s Project Manager.

(d) Meeting of the Parties. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Project Managers will meet in person or by telephone to discuss the Change Request no later than ten (10) Business Days after delivery of the Change Request to the other Party.

(e) Approval of Recipient Change Requests. All Recipient Change Requests must be approved by Provider’s Project Manager in writing before the Service Modification may be implemented or the Additional Service may be provided in accordance with Section 2.2(g) below, such approval not to be unreasonably withheld, conditioned, or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially increase the resources required for Provider to provide the Services after giving effect to the Change Request, (ii) withhold such consent if Provider determines that it would have to hire any new resources in order to provide the Services following implementation of the Change, whether due to lack of available personnel, lack of expertise of existing available personnel, or otherwise, or (iii) condition such consent on Recipient agreeing to bear any increases in Provider’s cost of performance (including, if applicable, fully burdened costs of personnel) resulting from such Service Modification.

(f) Approval of Provider Change Requests. All Provider Change Requests must be approved by Recipient’s Project Manager in writing before the Service Modification may be implemented in accordance with Section 2.2(g) below. Such consent will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially adversely affect Provider’s performance of the Services after giving effect to the Change Request, (ii) condition such consent on Provider agreeing not to pass to Recipient any increases in Provider’s cost of performance resulting from such Service Modification, or (iii) condition such consent on Provider agreeing to reimburse Recipient for any costs incurred by Recipient to implement or accommodate such Service Modification in order to continue to receive the Services.

(g) Implementation of Approved Change. If a Change Request is approved in accordance with this Section 2.2, Schedule A will be amended in accordance with Section 12.2 to reflect the implementation of the Change Request and any other agreed-upon terms or conditions relating to the Service Modification or Additional Service.

ARTICLE 3

SERVICE STANDARDS

3.1 Service Quality. Provider shall provide, or cause to be provided, the Services with a degree of care, quality, priority, timeliness, and skill that is substantially consistent with its past practice in performing the Services for itself and/or the LiveWire Business during the one (1) year period prior to the Closing, but if Provider hereafter improves the standard of service for itself and its other businesses, then Provider will provide the Services in a manner that is substantially consistent with such improved standards (the “Service Standards”). For the avoidance of doubt, nothing herein shall be construed to require Provider to maintain the employment of any particular individual(s), or any number of individual(s), and Provider shall be free to hire and terminate its personnel and its contractors in its sole and absolute discretion.

3.2 Maintenance. Notwithstanding anything to the contrary in Section 3.1, Provider shall have the right to shut down its facilities and/or systems used in providing the Services in accordance with scheduled maintenance windows that have been set by Provider and communicated in advance to Recipient’s Project Manager provided, however, that Provider shall not shut down any such facilities and/or systems during critical operating periods. The scheduled maintenance windows shall always be planned to be performed outside customary business hours, or if not possible, be planned so that such shut down shall not materially and adversely affect Recipient’s operations. In the event maintenance is nonscheduled, Provider shall, whenever possible notify Recipient twenty-four (24) hours in advance. Unless not feasible under the circumstances, this notice shall be given in writing or by email to Recipient’s Project Manager. Where written notice is not feasible, Provider shall give prompt oral notice, which notice shall be promptly confirmed in writing by Provider. Provider shall be relieved of its obligations to provide Services only for the period of time that its facilities are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the conduct of the LiveWire Business by Recipient.

ARTICLE 4

FEES AND PAYMENT

4.1 Fees. Recipient shall pay to Provider the fees set forth in Schedule A for each Service provided to Recipient hereunder (the “Fees”). In addition, without duplication of any expenses included in the Fees, Recipient shall reimburse Provider for all reasonable out-of-pocket fees, costs and expenses that were incurred by Provider to provide the Services (any shared costs and expenses being reasonably allocated), and without an additional mark-up (“Expenses”).

4.2 Payment Terms.

(a) Invoices and Payment. Except as otherwise set forth in Schedule A with respect to any Service, promptly following the end of each calendar month during the Term, Provider shall deliver to Recipient an invoice setting forth the Fees and Expenses for the Services provided by Provider during the prior month. Subject to Section 4.2(b), Recipient shall pay all invoiced amounts within thirty (30) days of receipt of the invoice. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to the bank account specified by the Party receiving the payment.

(b) Dispute Resolution. In the event that Recipient disputes in good faith the accuracy of any portion of an invoice, Recipient shall deliver to the Provider Project Manager notice of the dispute (which shall constitute an “Initial Notice” for purposes of the dispute resolution provisions incorporated by reference herein pursuant to ARTICLE 11), along with a reasonably detailed explanation of the basis of the dispute, on or prior to the applicable due date, and shall pay all undisputed portions of the applicable invoice in a timely manner in accordance with Section 4.2(a). The Project Managers shall attempt to resolve the dispute in a prompt manner. If the Project Managers are unable to resolve the dispute within ten (10) days from the date of the Initial Notice, either Party may, upon notice to the other Party, escalate the dispute to their senior executives, and thereafter, the dispute shall be resolved in accordance with ARTICLE 11 hereof. Payment of any amounts not disputed within the timeframe specified in the foregoing will waive Recipient’s right to withhold such amounts from future invoice payments (unless otherwise agreed by the Parties in connection with the resolution of a dispute) but will not constitute a waiver of any right to subsequently dispute an invoice.

(c) Late Payment Charge. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

4.3 Taxes. All sums payable under this Agreement are exclusive of value added tax, sales taxes and similar taxes (“Indirect Taxes”), that may be levied in any jurisdiction which shall (if and to the extent applicable with respect to a Service and properly invoiced) be payable by Recipient. Each invoice provided under Section 4.2(a) shall properly reflect such Indirect Taxes, and if applicable, such information reasonably required for Recipient to obtain a refund, credit or offset of such Indirect Taxes in accordance with applicable Law. Subject to the Tax Matters Agreement, each of Provider and Recipient shall be liable for its own income taxes, franchise or similar taxes as well as any payroll, national insurance, social security or similar taxes in respect of any service provider.

If any taxes are required to be deducted or withheld from any payments made by one Party (the “Payor”) to another Party (the “Payee”) hereunder then such Payor shall withhold or deduct the required amount and promptly pay such taxes to the applicable tax authority and any such amounts shall be deemed to have been paid hereunder. Payor and Payee shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of tax, including making applicable double taxation treaty clearance applications.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement is effective as of the Effective Date and shall continue until the termination or expiration of all Services (the “Term”).

5.2 Service Terms; Extensions. The term for each Service is specified for that Service on Schedule A (each a “Service Term”). Unless extended pursuant to this Section 5.2, no Service Term shall exceed twelve (12) months. Upon notice from Recipient to Provider at least forty-five (45) days prior to the expiration of a Service Term, Recipient may extend the Service Term for the applicable Service for up to six (6) additional months (or such shorter time as may be set forth on Schedule A); provided that (i) in the event that the Service to be extended is contingent upon the provision of any other Services, all such inter-dependent Services must be extended, and (ii) Recipient shall be required to pay any additional fees or costs (including retention costs, if applicable) identified by Provider within thirty (30) days of Recipient’s request for an extension in order to extend the Service Term for the applicable Service(s), and Recipient shall have five (5) days from receipt of such cost to withdraw its extension request. Any additional extensions of a Service Term shall be subject to the Parties’ mutual written agreement.

5.3 Early Termination. Except as otherwise set forth in Schedule A with respect to any Service, Recipient may terminate this Agreement in respect of any or all of the Services provided to Recipient by Provider by providing a minimum of forty-five (45) days prior written notice to Provider, or such longer period as may be set forth on Schedule A with respect to a particular Service (an “Early Termination Notice”); provided, however, Recipient may not terminate a particular Service if such Service is interdependent with other Services, unless all such interdependent Services are simultaneously terminated. Recipient shall reimburse Provider for all Stranded Costs associated with the early termination of a Service; provided that Provider shall provide a list of interdependent Services and its reasonable best estimate of Stranded Costs with respect to a terminated Service within thirty (30) days of receipt of Recipient’s termination notice for such Service, and Recipient shall have five (5) days from receipt of such list and estimate to withdraw its termination request.

5.4 Termination for Default.

(a) Termination for Non-Payment. Provider may terminate this Agreement, with respect to all or any applicable the Services it provides hereunder, if Recipient fails to pay undisputed amounts due in accordance with ARTICLE 4, and Recipient fails to cure such payment default within thirty (30) days of receipt of notice of the payment default from Provider.

(b) Termination for Material Breach. Recipient may terminate this Agreement, with respect to all or any applicable Services it receives hereunder, if Provider is in material breach of its obligations relating to the provision of Services hereunder, and Provider fails to cure such material breach within thirty (30) days of receipt of notice of such material breach from Recipient.

5.5 Effect of Termination.

(a) Upon the expiration or termination of this Agreement or the termination of the provision of any Services hereunder, Recipient shall pay all costs and other sums owed to Provider for the terminated Services prior to termination (together with applicable amounts payable as a result of early termination as specified in Section 5.3, including Stranded Costs, if any) on the payment terms set forth in Section 4.2. Unless Recipient is in default of its payment obligations hereunder, Provider will provide such cooperation as may reasonably be requested by Recipient, in order to transition the terminated Services to Recipient or a third party service provider (“Termination Services”). Recipient will pay Provider Fees for the Termination Services calculated in the same manner as the Fees for other Services, and, without duplication, will reimburse Provider for all Expenses incurred in connection with the Termination Services. Such Expenses will be invoiced and payable in the same manner as set forth for Expenses in Section 4.1 above.

(b) The provisions of ARTICLE 1, ARTICLE 4, Section 5.5, ARTICLE 7, ARTICLE 8, ARTICLE 10 (for two years only), ARTICLE 11 and ARTICLE 12 shall survive the expiration or the termination of this Agreement. The remaining provisions shall survive to the extent such provisions are applicable to any amounts due for Services provided prior to termination or expiration, or are applicable to any Termination Services (including payment therefor).

ARTICLE 6

COOPERATION AND ACCESS

6.1 Cooperation by Recipient. Subject to the terms and conditions set forth in this Agreement, Recipient shall use commercially reasonable efforts to make available, as reasonably requested by Provider, sufficient resources and timely decisions, approvals and acceptances in order that Provider may accomplish its obligations under this Agreement in a timely and efficient manner.

6.2 Access to Premises and Systems. Each Party agrees that it shall, without charge, provide such reasonable access to its premises, personnel and/or computer systems or information stores, and such reasonable assistance, as may be required to the other Party for the other Party to perform their obligations or receive the Services under this Agreement. Unless otherwise agreed to in writing by the Parties, each Party will: (i) use the premises, computer systems and information stores of the other Party solely for the purpose of providing or receiving the Services; (ii) limit such access to those of its representatives with a bona fide need to have such access in connection with the Services and who, if required by the provisions of this Agreement, have been duly approved to have such access, and (iii) comply, and cause its employees, subcontractors and third-party providers to comply, with all policies and procedures governing access to and use of such premises, computer systems and/or information stores made known to such Party in advance. All user identification numbers and passwords disclosed by a Party to the other Party and any information obtained by either Party as a result of such Party’s access to and use of the other Party’s computer systems shall be deemed to be, and treated as, Confidential Information of the disclosing Party hereunder in accordance with the provisions set forth in ARTICLE 10, with the same degree of care as such receiving Party uses for its own information of a similar nature, but in no event a lower standard than a reasonable standard of care. The Parties shall cooperate in the investigation of any apparent unauthorized access to any premises, computer system and/or information stores of any Party. These provisions concerning access to premises, personnel and/or computer systems or information stores shall apply equally to any access and use by a Party of the other Party’s electronic mail system, electronic switched network, either directly or via a direct inward service access or calling card feature, data network or any other property, equipment or service of the other Party, and any software that may be accessible by either Party in connection with this Agreement.

6.3 Compliance with Third Party Vendor Agreements. Recipient shall comply with the terms of all third-party vendor agreements used by Provider in providing the Services, to the extent that Recipient has been notified of the applicable terms.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Business Records and Information. Recipient shall own all Business Records and Information to the extent related to LiveWire Business generated under this Agreement to the extent permitted by applicable Law (collectively, “Recipient Data”). Provider, on behalf of its Affiliates, hereby assigns to Recipient all Recipient Data.

7.2 Ownership of Intellectual Property Rights. Except as otherwise expressly set forth herein, as between the Parties, each Party shall each remain the exclusive owner of all right, title and interest throughout the world in and to its Intellectual Property Rights, whether provided to one another in the performance or receipt of the Services, or in any other context given the relationships of the Parties under this Agreement. Without limiting the foregoing and for the avoidance of doubt, ownership of any Intellectual Property Right that is developed or generated after the Effective Date in connection with the provision of any Service will vest, as between the Parties, in Provider; provided that any Intellectual Property Rights (i) that are exclusively used or held for use in connection with the LiveWire Business, or (ii) generated by Recipient’s use of a Service in the ordinary course of operating the LiveWire Business (e.g., copyrights in reports, documents or data generated through Recipient’s use of a Service) will vest, as between the Parties, in Recipient.

7.3 License to Recipient. Provider hereby grants to Recipient a perpetual, worldwide, royalty-free, fully paid-up, non-exclusive license, with a right of sublicense, to use Provider’s Intellectual Property Rights that are developed in Provider’s performance of engineering Services for the purpose of operating the LiveWire Business. The foregoing license is transferable solely to a Person in connection with a transfer of all or substantially all of the LiveWire Business to such Person (whether by merger, consolidation, sale of assets, sale or exchange of stock, by operation of law or otherwise).

7.4 No Implied License. Each Party acknowledges that except as expressly set forth in Section 7.3, no license or conveyance of any rights to any Intellectual Property Rights is granted to the receiving Party by the disclosure of Confidential Information pursuant to this Agreement. Except as otherwise provided in the Separation Agreement or this Agreement, Recipient further acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by Provider by reason of Provider’s provision of the Services provided hereunder.

ARTICLE 8

NO WARRANTIES; LIMITATION OF LIABILITY

8.1 No Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUT WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES IN THE SEPARATION AGREEMENT, (A) ALL SERVICES ARE PROVIDED “AS IS,” AND (B) PROVIDER MAKES NO REPRESENTATION OR WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER. To the extent that Provider may not as a matter of applicable Law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such law.

8.2 General Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective officers, directors, employees and representatives (“Indemnitees”) from and against any and all liabilities, losses, costs, damages, fines, assessments, penalties and expenses (including reasonable attorneys’ fees and expenses) incurred by such Indemnitees in connection with any third-party claim (“Claims”) arising from or relating to the indemnifying Party’s fraud, gross negligence or willful misconduct in connection with this Agreement.

8.3 Indemnity Procedures. If any claim or action is asserted that would entitle an Indemnitee to indemnification pursuant to Section 8.2 (a “Proceeding”), the Party seeking indemnification will give written notice thereof to the Party from which indemnification is sought promptly; provided, however, that the failure of the indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates actual damage caused by such failure. The indemnifying Party may elect to direct the defense or settlement of any Proceeding by giving written notice to the indemnified Party, which election will be effective immediately upon the indemnified Party’s receipt of such written notice. The indemnifying Party will have the right to employ counsel reasonably acceptable to the indemnified Party to defend any Proceeding, or to compromise, settle or otherwise dispose of the same, if the indemnifying Party deems it advisable to do so, all at the expense of the indemnifying Party; provided that the indemnifying Party will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (a) an unconditional release of the indemnified Party (and their Affiliates and each of their respective officers, directors, employees and agents) from all liability with respect to all claims underlying such Proceeding; or (b) the prior written consent of the indemnified Party. The indemnified Party will not settle or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Parties will fully cooperate with each other in any Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding.

8.4 Limitation of Liability and Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR DAMAGES ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (A) NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL HAVE ANY LIABILITY HEREUNDER FOR, AND DAMAGES SHALL NOT INCLUDE, ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, OR DAMAGES CALCULATED BASED UPON LOST PROFITS, LOSS IN VALUE OR MULTIPLE OF EARNINGS, AND ANY CLAIM OR CAUSE OF ACTION REQUESTING OR CLAIMING SUCH DAMAGES IS SPECIFICALLY WAIVED AND BARRED, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) THE AGGREGATE LIABILITY OF HD, ITS AFFILIATES, CONTRACTORS, SUPPLIERS AND AGENTS IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES SHALL NOT EXCEED TWO MILLION DOLLARS ($2,000,000).

ARTICLE 9

FORCE MAJEURE

In case a Party shall be hindered, delayed or prevented from performing its obligations under this Agreement (other than its payment obligation), or if such performance is rendered impossible by reason of fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, epidemic, quarantine, lock-down order, wars or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other event that is beyond the reasonable control of, and not caused by, a Party (a “Force Majeure Event”), then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting delay or failure to carry out its obligations hereunder; provided that the affected Party (i) promptly notifies the other Party, either orally or in writing, upon learning of the occurrence of such Force Majeure Event, (ii) uses commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible and, in any event, will treat the Recipient the same as any other internal or external service recipient of the affected Services, if any, and (iii) will, upon the cessation of the Force Majeure Event, use commercially reasonable efforts to resume its performance with the least possible delay. Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, Recipient shall not be required to pay for the affected Services during the pendency of a Force Majeure Event. If any Services are interrupted or suspended for more than ten (10) consecutive days, Recipient may immediately terminate the affected Services upon written notice to Provider, without the payment of any Stranded Costs.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Each of the Parties agrees that any Confidential Information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that Provider may disclose Recipient’s Confidential Information for the sole purpose of providing Services pursuant to this Agreement to any Affiliate of Provider or to third parties that provide such Services in accordance with the terms of this Agreement; provided, that Provider shall ensure that any such Affiliate or third party is bound by obligations of confidentiality at least as strict as those contained herein. Provider shall be responsible for any such Affiliate or third party keeping confidential such Confidential Information of Recipient. The Party receiving Confidential Information further agrees (i) not to use the disclosing Party’s Confidential Information except as necessary to perform its obligations under this Agreement, and (ii) to take the same care with the disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Upon the termination or expiration of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s Confidential Information. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly-traded securities or as otherwise permitted under this Agreement.

10.2 Government Order. If the receiving Party is requested to disclose any of the disclosing Party’s Confidential Information pursuant to any judicial or governmental order, the receiving Party will promptly notify the disclosing Party of such order so that the disclosing Party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Consent to Jurisdiction. This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute), and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

11.2 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.6 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Corporate Power.

(a) Provider represents on behalf of itself and its Affiliates, and Recipient represents on behalf of itself and each other member of its Affiliates, as follows:

(i) each such Person has the requisite public limited company, public limited liability company or other power and authority and has taken all public limited company, public limited liability company or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(b) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

12.2 Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

12.3 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

12.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

12.5 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

12.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

Any notices to be delivered to

(a)	Provider shall be addressed as follows:

c/o Harley-Davidson

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:         Paul Krause

Email:              paul.krause@harley-davidson.com;

    H-DGeneralCounsel@harley-davidson.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

(b)	Recipient shall be addressed as follows:

LiveWire

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:         Paul Krause

Email:              paul.krause@harley-davidson.com;

  H-DGeneralCounsel@harley-davidson.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

12.7 Entire Agreement. This Agreement (including any annexes hereto), together with the Separation Agreement and the other Ancillary Agreements constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. From and after the effective date of the Tax Matters Agreement, in the event of any conflict between the provisions of this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall control.

12.8 No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of Provider or shareholders of Recipient) except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any shareholders of Provider or shareholders of Recipient) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

12.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.10 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section of, Schedule to, Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars and all references to “EUR” are to the lawful currency of the European Union. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

12.11 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

12.12 No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

12.13 Specific Performance; Other Equitable Relief. Subject to ARTICLE 11, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other equitable relief to remedy breaches or prevent anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

12.14 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

12.15 Assignment; Successors and Assigns. Neither this Agreement nor the rights or obligations hereunder shall be assignable by either Party, by operation of law or otherwise, without the prior written consent of the other Party, and any purported assignment or delegation in violation of this paragraph shall be null and void; provided, however, that (a) either Party may, without the consent of any other Party, assign any or all of its rights and interests, and delegate any or all of its obligations, to an Affiliate, provided that no such assignment or delegation shall relieve the assigning or delegating Party of its obligation to ensure performance by such Affiliate of its delegated obligations, (b) nothing in this Section 12.15 will restrict Provider from subcontracting the provision of Services to an Affiliate or to any third parties to the extent such third parties are used to provide such Services or similar services to other businesses of Provider and its Affiliates, and (c) a Party may assign, in whole or in part, its applicable rights, obligations and interests to a third party hereunder in conjunction with (i) the change in control of such Party, (ii) the sale of all or substantially all of the assets of such Party, or (iii) the sale or divestiture of any of the product lines, operating units, subsidiaries or business divisions of such Party, provided that (x) such assigning Party shall remain responsible for all liability of such Party accrued hereunder as of the date of such assignment, (y) the assignee agrees in writing to assume all applicable obligations of the assigning Party accruing hereunder after such assignment (whereupon the assigning Party will be relieved of all liability and obligations hereunder to the extent accruing after such assignment), and (z) as of the date of such assignment, such assignee has commercially reasonably financial wherewithal to assume all applicable obligations. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

12.16 Conflict. In case of conflict between the terms and conditions of the body of this Agreement and any schedule hereto, unless such schedule explicitly states the Parties’ intention to deviate from the terms and conditions of the body of this Agreement, the terms and conditions of the body Agreement shall control and govern.

12.17 Relationship of the Parties. The relationship of the Parties to each other is that of independent contractors and neither Party nor its agents or employees shall be considered employees or agents of the other Party. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between the Parties. Neither Party shall have the right to bind the other Party to any obligations to third parties.

12.18 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

12.19 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all Laws applicable to the performance of its obligations under this Agreement.

12.20 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the other Ancillary Agreements.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

PROVIDER:

Harley-Davidson, Inc.

By:	/s/ Paul J. Krause
Name: Paul J. Krause
Title: Authorized Signatory

RECIPIENT:

LiveWire EV LLC

By:	/s/ Amanda Parker
Name: Amanda Parker
Title: Chief Legal Officer

[Signature Page to Transition Services Agreement]

SCHEDULE A

Services

[***]

SCHEDULE B

Excluded Services

Legal services

Tax-related advice services